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                                                                     EXHIBIT 8.3


                         [LETTERHEAD OF NORMAN SINRICH]



                                                     October 17, 2000



The Mony Group Inc.
MONY Acquisition Corp.
1740 Broadway
New York, New York 10019




               Re: Merger pursuant to Agreement and Plan of Merger by and among The MONY Group Inc., MONY Acquisition Corp. and The Advest Group, Inc.



Ladies and Gentlemen:

                  This opinion is being delivered to you in connection with the filing of a registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus relating to the Agreement and Plan of Merger dated as of August 23, 2000 (the "Merger Agreement"), by and among The MONY Group Inc., a Delaware corporation ("Parent"), MONY Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and The Advest Group, Inc., a Delaware corporation (the "Company"). Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

                  In my capacity as tax counsel to Parent and Merger Sub, and for purposes of rendering this opinion, I have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, and such other documents as I considered relevant to my analysis. In addition I have received and am relying on letters from Parent, Company and Merger Sub containing certain
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representations relevant to this opinion (the "Representation Letters"). In my examination of documents, I have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

                  I have assumed that all parties to the Merger Agreement and to any other documents examined by me have acted, and will act, in accordance with the terms of the Merger Agreement and other documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, I have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" of any person or party (or similar qualification) is correct without such qualification. I have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. I have not attempted to verify independently such representations, but in the course of my representation, nothing has come to my attention that would cause me to question the accuracy thereof.

                  The conclusions expressed herein represent my judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, I undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

                  My opinion represents my best judgment of how a court would decide the issues addressed herein if presented therewith and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on my opinion will not be challenged by the IRS or rejected by a court.

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                  This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). This opinion may not be relied upon except with respect to the consequences specifically discussed herein. I express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options for Company stock.

                  On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, I am of the opinion that the Merger will constitute a reorganization within the meaning of
Section 368 (a) of the Code.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name in the Registration Statement in references to this opinion and the tax consequences of the Merger. In giving this consent, however, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Very truly yours,



                                                     /s/ Norman Sinrich
                                                     ------------------
                                                         Norman Sinrich



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